Filed Pursuant to Rule 424(b)(5)

Registration No. 333-200294

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.001 par value	6,069,444	$360.00	$2,184,999,840	$253,241.48

(1)	Includes shares of common stock that the underwriters have the option to purchase.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-200294) being paid herewith.

Prospectus Supplement

Equinix, Inc.

5,277,778 Shares

Common Stock

We are offering 5,277,778 shares (the “firm shares”) of our common stock, par value $0.001 per share (our “common stock”). We will receive all of the net proceeds from this offering.

Our common stock is listed on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “EQIX”. On March 8, 2017, the last reported sale price of our common stock on the NASDAQ was $363.43 per share.

Concurrently with this offering, we are offering 5.375% Senior Notes due 2027 in an aggregate principal amount of $1,250 million (the “New Notes”) in a separate underwritten public offering. The New Notes offering is being made by means of a separate prospectus supplement and not by means of this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the offering of the New Notes.

We intend to use the net proceeds of this offering, together with the net proceeds of the offering of the New Notes and existing term B-2 loan borrowings of approximately $1,053 million, to finance the previously announced proposed acquisition of the colocation services business of Verizon Communications Inc. (“Verizon”) at 24 data center sites in the United States, Brazil and Colombia (the “Acquisition”) and related transaction fees and expenses and for general corporate purposes. If for any reason the Acquisition is not completed, then we intend to use all of the net proceeds from this offering for general corporate purposes. The completion of this offering is not contingent upon the completion of the offering of the New Notes or the Acquisition. See “Prospectus summary—Recent developments” and “Use of proceeds.”

Investing in our common stock involves risks. See “Risk factors” beginning on page S-12 of this prospectus supplement, as well as the risks described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016.

	Per share	Total

Public offering price(1)	$360.00	$1,900,000,080

Underwriting discounts and commissions(1)	$10.44	$55,100,002

Proceeds to Equinix, Inc. (before expenses)(1)	$349.56	$1,844,900,078
(1)	Assumes no exercise of the underwriters’ option to purchase additional shares as described below.

We have granted the underwriters an option exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 791,666 additional shares of our common stock (the “additional shares” and, together with the firm shares, the “shares”) from us at the public offering price, less the underwriting discounts and commissions, and less an amount per share equal to any per share dividends that are paid or payable by us on the firm shares but that are not payable on the additional shares. See “Underwriting”.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about March 14, 2017.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	Goldman, Sachs & Co.
RBC Capital Markets	Barclays	Citigroup

Co-managers

ING	MUFG	TD Securities
HSBC	BTIG	Evercore ISI

March 8, 2017

S-i

About the prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Incorporation by reference” and “Where you can find more information” in this prospectus supplement and the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with this prospectus supplement or the accompanying prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at One Lagoon Drive, Redwood City, CA 94065, Attention: Investor Relations, or by telephone at (650) 598-6000.

Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the common stock under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

We reserve the right to withdraw this offering of our common stock at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of common stock offered hereby.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Such transactions may include stabilization and the purchase of common stock to cover short positions. For a description of these activities, see “Underwriting” in this prospectus supplement.

References to “Equinix,” the “Company,” “we,” “our” and “us” and similar terms mean Equinix, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

Forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein are based upon current expectations that involve risks and uncertainties. Any statements contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk factors” section of this prospectus supplement and under the heading “Risk Factors” in the documents incorporated by reference herein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein are based on information available to us as of the date of such statements and we assume no obligation to update any such forward-looking statements.

Where you can find more information

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act relating to the common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of that registration statement, which includes additional information not contained in this prospectus supplement or the accompanying prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus supplement:

•	Current Reports on Form 8-K filed on January 9, 2017, February 22, 2017 and March 2, 2017 and our Current Report on Form 8-K/A filed on March 7, 2017; and

•	Annual Report on Form 10-K for the year ended December 31, 2016.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 598-6000 or by writing to us at the following address:

Equinix, Inc.

One Lagoon Drive

Redwood City, CA 94065

Attn: Investor Relations

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer or sale of shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date appearing on the front cover of this prospectus supplement or the date of the accompanying prospectus or the applicable incorporated document, regardless of the time of delivery of such document. Our business, financial condition, results of operations and prospects may have changed since that date. It is important that you read and consider all of the information contained in or incorporated by reference into this prospectus supplement and the information contained in or incorporated by reference into the accompanying prospectus in making your investment decision.

Prospectus summary

This summary highlights information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectuses, the sections titled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” together with our consolidated financial statements and the related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in our common stock. References herein to “we”, “us”, “Equinix”, or the Company refer to Equinix, Inc. and, where appropriate, Equinix Inc.’s consolidated subsidiaries.

Overview

We connect more than 8,500 companies directly to their customers and partners inside the world’s most interconnected data centers. Today, businesses leverage the Equinix interconnection platform in 41 strategic markets across the Americas, Asia-Pacific, and Europe, Middle East and Africa (EMEA).

Platform Equinix™ combines a global footprint of state-of-the-art International Business ExchangeTM (IBX®) data centers, a variety of interconnection solutions, unique ecosystems and expert support. Together these components accelerate business growth and opportunity for our customers by securing their infrastructure and applications closer to their people, clouds, locations and data. This enables customers to improve performance with cost-effective and scalable interconnections, work with vendors to deploy new technologies such as cloud computing, and collaborate with the widest variety of partners and customers to achieve their ambitions.

We generate revenue by providing colocation and related interconnection and managed IT infrastructure offerings on a global platform of 150 IBX data centers. For the year ended December 31, 2016, we had revenue of $3,612.0 million, net income attributable to Equinix of $126.8 million and adjusted EBITDA of $1,657.5 million. For a discussion of one of our primary non-GAAP metrics, adjusted EBITDA, including a reconciliation to GAAP financial measures, see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

We operate as a real estate investment trust (“REIT”) for federal income tax purposes.

Recent developments

Acquisition of data centers from Verizon

On December 6, 2016, we entered into a transaction agreement (the “Transaction Agreement”) with Verizon, pursuant to which we agreed, subject to certain terms and conditions, to acquire Verizon’s colocation services business at 24 data center sites in the United States, Brazil and Colombia (the “Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations,” or the “Selected Verizon Data Center Business”), including 29 owned or leased data center buildings, for a cash purchase price of $3.6 billion, subject to certain adjustments (the “Acquisition”). For the year ended December 31, 2016, the Selected Verizon Data Center Business had net revenues of $452.0 million and net revenues less direct expenses of $203.7 million.

The Acquisition will be effected by the acquisition by us of all of the equity interests of wholly-owned subsidiaries of Verizon that, immediately prior to the closing of the Acquisition, will hold certain assets and be liable for certain liabilities relating to the Selected Verizon Data Center Business. As part of the Acquisition, we will also acquire fee or leasehold real estate interests at the acquired data centers. Verizon will continue to operate businesses other than the Selected Verizon Data Center Business at the acquired data centers after the closing. At the closing of the Acquisition, we and Verizon will enter into colocation and lease agreements pursuant to which we will provide colocation services to Verizon at the acquired data centers and will lease or sublease certain portions of the acquired data centers to Verizon.

The Transaction Agreement contains representations, warranties, and covenants of the parties that are customary for transactions of this type. Until the closing of the Acquisition, Verizon has agreed, subject to certain exceptions, to, and to cause its subsidiaries to, conduct the Selected Verizon Data Center Business in the ordinary course consistent with past practice. We and Verizon have agreed, following the closing of the Acquisition, to indemnify the other party for losses arising from certain breaches of the Transaction Agreement and for certain other liabilities, subject to certain limitations.

The closing of the Acquisition is subject to certain conditions, including (i) the absence of any injunction, law or order that makes unlawful the consummation of the Acquisition, (ii) the material accuracy of the representations and warranties and the material compliance with covenants and (iii) the delivery of required closing documents. Our obligation to consummate the Acquisition is also conditioned on, among other things, (i) the absence of any pending or threatened proceeding brought by a governmental authority pursuant to applicable antitrust laws that seeks to enjoin or preclude the closing of the Acquisition or seeks to impose certain restrictions on us or the Selected Verizon Data Center Business and (ii) no material adverse effect having occurred with respect to the Selected Verizon Data Center Business. There is no financing condition to the consummation of the Acquisition.

We expect to close the Acquisition by mid-2017. For more information about the Acquisition, see our Annual Report on Form 10-K for the year ended December 31, 2016 and Form 8-K/A filed with the SEC on March 7, 2017, which are incorporated by reference herein.

Bridge Loan Commitments

In connection with the Acquisition, in December 2016 we also entered into a bridge loan commitment letter with JPMorgan Chase Bank, N.A., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other commitment parties thereto (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties have provided commitments (the “Bridge Loan Commitments”) to provide, subject to various conditions, up to $2.0 billion in aggregate principal amount of senior unsecured bridge loans for the purposes of funding (i) a portion of the cash consideration for the Acquisition and (ii) the fees and expenses incurred in connection with the Acquisition. No amounts have been drawn under the Bridge Loan Commitments.

Term B-2 Loan Borrowings

On December 22, 2016, we and certain of our subsidiaries entered into an amendment to our Credit Agreement dated as of December 17, 2014, among Equinix, Inc. as borrower, certain of our subsidiaries, as guarantors, a syndicate of financial institutions, as lenders (each a “Lender” and together, the “Lenders”), Bank of America, N.A., as administrative agent, Lender and letter of credit issuer, and various financial institutions, as joint lead arrangers and book runners (as amended, the “Credit Agreement”). The Credit Agreement provides for a senior secured credit facility comprised of (i) a $1.5 billion senior secured multi-currency revolving credit facility, (ii) a

$500.0 million senior secured term A loan facility in four foreign currencies, (iii) a senior secured term B loan facility consisting of a £300.0 million tranche and a $250.0 million tranche (the “Term Loan B-1 Facility”) and (iv) up to €1.0 billion in additional term B loans (the “Term B-2 Loans”). On January 6, 2017, we borrowed the full €1.0 billion of Term B-2 Loans (the “Term B-2 Loan Borrowings”), which will be used to finance a portion of the purchase price of the Acquisition and related transaction fees and expenses. The Term B-2 Loan Borrowings must be repaid in equal quarterly installments of 0.25% of the original principal amount starting in the second quarter of 2017, with the remaining amount outstanding to be repaid in full on January 6, 2024.

New Notes

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, our Senior Notes due 2027 in an aggregate principal amount of $1,250 million, which we refer to in this prospectus supplement as the “New Notes.” We intend to use the net proceeds of the New Notes offering, together with the net proceeds of the Term B-2 Loan Borrowings and this offering, to finance the purchase price of the Acquisition and related transaction fees and expenses and for general corporate purposes. The closing of the New Notes offering is not conditioned on the closing of this offering or the Acquisition. However, if for any reason the Acquisition is not completed on or prior to December 6, 2017, or, if prior to such date, the Transaction Agreement is terminated, then in either case we will be required to redeem all of the New Notes at a redemption amount specified in the prospectus supplement relating to the New Notes.

The foregoing description and any other information regarding the New Notes offering is included herein solely for informational purposes. This offering is not contingent on the completion of the New Notes offering. The terms and amount of the New Notes, and our ability to complete the New Notes offering, will depend on investor demand, market conditions, customary closing conditions and other factors, and we cannot assure you that the New Notes offering will be completed or that other additional financing will be available to us on favorable terms, or at all.

In connection with this offering, the Term B-2 Loan Borrowings and the New Notes offering, we intend to terminate the Bridge Loan Commitments. However, to the extent that we are unable to complete the New Notes offering or obtain other permanent financing, we may be required to draw under the Bridge Loan Commitments to finance a portion of the purchase price of the Acquisition.

Dividend

On February 15, 2017, we declared a quarterly cash dividend of $2.00 per share, which is payable on March 22, 2017 to our common stockholders of record as of the close of business on February 27, 2017. Purchasers of shares in this offering will not receive this dividend with respect to the shares purchased in this offering.

Sources and uses

The following table outlines the sources and uses of funds for the Acquisition. The table assumes that the Acquisition, this offering and the New Notes offering are completed simultaneously, but this offering and the New Notes offering are expected to occur before the completion of the Acquisition. Amounts in the table are in millions of dollars and are estimated. Actual amounts may vary from the estimated amounts. See “Use of proceeds.”

Sources of funds		Uses of funds
Term B-2 Loan Borrowings(1)	$1,053	Purchase price for the Acquisition	$3,600
New Notes(2)	1,250	Transaction fees and expenses(4)	142
Common stock offered hereby(3)	1,900	General corporate purposes	461
Total	$4,203	Total	$4,203

(1)	Before discounts, commissions and expenses. Term B-2 Loan Borrowings are denominated in Euros. Assumes December 31, 2016 exchange rate.

(2)	Before discounts, commissions and expenses.

(3)	Before discounts, commissions and expenses and assuming no exercise of the underwriters’ option to purchase additional shares.

(4)	Includes estimated transaction costs in connection with the Acquisition, New Notes, Term B-2 Loan Borrowings and this offering.

Company information

Our principal executive offices are located at One Lagoon Drive, Redwood City, CA 94065 and our telephone number is (650) 598-6000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus supplement.

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the common stock offered hereby, see the “Description of capital stock” section of this prospectus supplement and the “Description of Capital Stock” section of the accompanying prospectus.

Issuer	Equinix, Inc., a Delaware corporation.

Common stock offered by us	5,277,778 shares

Common stock to be outstanding after this offering	76,686,793 shares

Option to purchase additional shares of common stock from us	791,666 shares

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $1,849.0 million (or approximately $2,126.4 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering, together with the net proceeds of the Term B-2 Loan Borrowings and the New Notes offering, to finance the Acquisition and related transaction fees and expenses and for general corporate purposes, which may include repayment of indebtedness, capital expenditures, working capital and acquisitions of complementary businesses or assets.

The completion of this common stock offering is not contingent upon the completion of the New Notes offering or the Acquisition. If for any reason the Acquisition is not completed, then we intend to use all of the net proceeds from this offering for general corporate purposes, which may include repayment of indebtedness, capital expenditures, working capital and acquisitions of complementary businesses or assets. See “Prospectus summary—Recent developments” and “Prospectus summary—Sources and uses.”

Certain of the underwriters have acted as underwriters for our existing senior notes and are acting as underwriters for the New Notes offering. Certain affiliates of the underwriters act as lenders and/or agents under our existing credit facilities, including our Credit Agreement. See “Underwriting.”

NASDAQ Global Select Market symbol for our common stock	“EQIX”.

Risk factors

Investing in our common stock involves risk. See “Risk factors” in this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

REIT status and transfer restrictions	We began operating as a REIT for our taxable year that began on January 1, 2015. To assist us in maintaining our qualification as a REIT, our certificate of incorporation includes various restrictions on the ownership and transfer of our stock, including among others, a restriction that, subject to certain exceptions, prohibits any person from owning more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding shares of common stock or 9.8% in value of our outstanding shares of capital stock.

Transfer agent and registrar	Computershare Trust Company, N.A.

The number of shares of our common stock to be outstanding after this offering is based on 71,409,015 of our common shares outstanding as of December 31, 2016. Unless the context requires otherwise, the number of shares of our common stock to be outstanding after this offering excludes:

•	1,366,945 shares of common stock issuable upon the exercise of outstanding options and vesting of restricted stock units as of December 31, 2016;

•

5,134,885 shares reserved for future issuances under our 2000 Equity Incentive Plan, 2000 Director Option Plan and 2001 Supplemental Stock Plan, and 3,427,867 shares reserved for future issuances under our 2004 Employee Stock Purchase Plan; and

•	791,666 shares issuable upon the exercise in full of the underwriters’ option to purchase additional shares in this offering.

Summary consolidated financial data

The following tables summarize our consolidated financial data for the periods presented. You should read this summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statements of operations and consolidated statements of cash flow data for the years ended December 31, 2014, 2015 and 2016 were derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Unaudited pro forma financial information presented herein were derived from the historical consolidated financial statements of Equinix and the abbreviated financial statements of the Selected Verizon Data Center Business and certain adjustments and assumptions have been made regarding Equinix after giving effect to the Acquisition, this offering, the New Notes offering and the Term B-2 Loan Borrowings and are, therefore, not necessarily indicative of actual results had the companies been combined for the periods presented. You should read the unaudited pro forma financial information in conjunction with the section “Unaudited pro forma condensed combined financial information” included in this prospectus supplement. Our historical results are not necessarily indicative of the results to be expected in the future.

	Years ended December 31,
(in thousands)	2014	2015	2016

Consolidated statement of operations data:
Revenues	$2,443,776	$2,725,867	$3,611,989

Costs and operating expenses:
Cost of revenues	1,197,885	1,291,506	1,820,870
Sales and marketing	296,103	332,012	438,742
General and administrative	438,016	493,284	694,561
Impairment charges	—	—	7,698
Acquisition costs	2,506	41,723	64,195
Gain on asset sales	—	—	(32,816)

Total costs and operating expenses	1,934,510	2,158,525	2,993,250

Income from operations	509,266	567,342	618,739
Interest income	2,891	3,581	3,476
Interest expense	(270,553)	(299,055)	(392,156)
Other income (expense)	119	(60,581)	(57,924)
Loss on debt extinguishment	(156,990)	(289)	(12,276)

Income from continuing operations before income taxes	84,733	210,998	159,859
Income tax expense	(345,459)	(23,224)	(45,451)

Net income (loss) from continuing operations	(260,726)	187,774	114,408
Net income from discontinued operations, net of tax	—	—	12,392

Net income (loss)	(260,726)	187,774	126,800

Net loss attributable to redeemable non-controlling interests	1,179	—	—

Net income (loss) attributable to Equinix	$(259,547)	$187,774	$126,800

	Years ended December 31,
(in thousands)	2014	2015	2016

Other financial data:
Net cash provided by operating activities	$689,420	$894,793	$1,016,580
Net cash used in investing activities	(435,839)	(1,134,927)	(1,592,155)
Net cash provided by (used in) financing activities	107,401	1,873,182	(894,292)
Adjusted EBITDA(1)	1,113,891	1,271,627	1,657,474
Pro forma adjusted EBITDA(2)(3)			1,939,548

(in thousands)	As of December 31, 2016

Balance sheet data:
Cash, cash equivalents and short-term and long-term investments	$761,927
Accounts receivable, net	396,245
Property, plant and equipment, net	7,199,210
Total assets	12,608,371
Current portion of capital lease and other financing obligations	101,046
Current portion of mortgage and loans payable	67,928
Capital lease and other financing obligations, excluding current portion	1,410,742
Mortgage and loans payable, excluding current portion, net of debt issuance costs	1,369,087
Senior notes, net	3,810,770
Total debt(4)	6,759,573
Total liabilities	8,242,542
Total stockholders’ equity	4,365,829

(1)	For a discussion of one of our primary non-GAAP metrics, adjusted EBITDA, and a reconciliation to income from continuing operations, see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	Gives effect to the Acquisition, based upon the historical financial information of Equinix and the Selected Verizon Data Center Business after giving effect to the pro forma adjustments as set forth in “Unaudited pro forma condensed combined financial information” and the accompanying notes. See “Risk Factors—The unaudited pro forma financial information in this prospectus supplement is presented for illustrative purposes only, and may not be an indication of our financial condition or results of operations following the Acquisition.”

(3)	Pro forma adjusted EBITDA gives effect to the adjustments and assumptions described in the section “Unaudited pro forma condensed combined financial information” of this prospectus supplement. A reconciliation of pro forma adjusted EBITDA to the most comparable GAAP financial measure is presented below (in thousands). Pro forma adjusted EBITDA is not necessarily indicative of our ability to meet our obligations.

Year ended December 31, 2016
Pro forma income from operations(2)	$798,857
Depreciation, amortization, and accretion expense(2)	995,223
Stock-based compensation expense	156,445
Impairment charges	7,698
Acquisition costs	14,141
Gain on asset sales	(32,816)

Pro forma adjusted EBITDA(1)(2)	$1,939,548

(4)	Total debt includes capital lease and other financing obligations and is net of premiums, discounts, and debt issuance costs.

Risk factors

An investment in our common stock involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the common stock could decline and our ability to pay dividends may be negatively affected due to any of these risks or other factors, and you may lose all or part of your investment.

Risks relating to the common stock

The market price of our stock may continue to be highly volatile, and the value of an investment in our common stock may decline.

The market price of our common stock has been and may continue to be highly volatile. From January 1, 2016 to March 8, 2017, our stock has had low and high closing sales prices in the range of $265.05 to $389.66 per share. General economic and market conditions, and market conditions for equity securities of telecommunications and REIT issuers in particular, may affect the market price of our common stock.

Announcements by us or others, or speculations about our future plans, may also have a significant impact on the market price of our common stock.

Factors that may affect the market price of our common stock include:

•	our operating results or forecasts;

•	new issuances of equity, debt or convertible debt by us;

•	increases in market interest rates and changes in other general market and economic conditions, including inflationary concerns;

•	changes to our capital allocation, tax planning or business strategy;

•	our continued qualification for taxation as a REIT and our declaration of distributions to our stockholders;

•	a stock repurchase program;

•	developments in our relationships with corporate customers;

•	announcements by our customers or competitors;

•	changes in regulatory policy or interpretation;

•	governmental investigations;

•	changes in the ratings of our debt or stock by rating agencies or securities analysts;

•	our purchase or development of real estate and/or additional data centers;

•	our acquisitions of complementary businesses;

•	the operational performance of our data centers;

•	global acts of terrorism or other natural or man-made acts or events; or

•	other factors described in “Risk factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2016.

The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for telecommunications companies, and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets may affect the market value of our common stock. Furthermore, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and/or damages, and divert management’s attention from other business concerns, which could seriously harm our business.

The unaudited pro forma financial information in this prospectus supplement is presented for illustrative purposes only, and may not be an indication of our financial condition or results of operations following the Acquisition.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Acquisition. The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Equinix and the abbreviated financial statements of the Selected Verizon Data Center Business and certain adjustments and assumptions have been made regarding Equinix after giving effect to the Acquisition, this offering, the New Notes offering and the Term B-2 Loan Borrowings. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Before the acquisition is completed, there are limitations regarding what we can learn about the Selected Verizon Data Center Business. The final allocation of the purchase price will be determined after the completion of the Acquisition, and could differ materially from the unaudited pro forma condensed combined financial statements incorporated by reference. Moreover, the unaudited pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by us in connection with the Acquisition. For example, the impact of any incremental costs incurred in integrating Equinix and the Selected Verizon Data Center Business is not reflected in the unaudited pro forma condensed combined financial information. As a result, our actual financial condition and results of operations following the Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Acquisition. Our common stock price may be adversely affected if our actual results fall short of the historical results reflected in the unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement.

This offering and the issuance of additional stock, in connection with acquisitions or otherwise, will dilute all other shareholdings.

Upon issuance of the shares of common stock in this offering, holders of our common stock will incur immediate and substantial net tangible book value dilution on a per share basis. After giving effect to this offering assuming an offering of 5,277,778 shares, as of December 31, 2016, we would have had an aggregate of approximately 222.9 million authorized but unissued shares of common stock, excluding 1,366,945 shares of common stock issuable upon the exercise of outstanding options and vesting of restricted stock units as of December 31, 2016; 5,134,885 shares reserved for future issuances under our 2000 Equity Incentive Plan, 2000 Director Option Plan and 2001 Supplemental Stock Plan; 3,427,867 shares reserved for future issuances under our 2004 Employee Stock Purchase Plan; and 791,666 shares issuable upon the exercise in full of the underwriters’ option to purchase additional shares in this offering. Subject to certain volume limitations imposed by the NASDAQ Global Select Market, we may issue all of these shares without any action or approval by our stockholders. We may issue additional common stock in the future in connection with raising capital, acquisitions, strategic transactions, or for other purposes. Any shares issued either in connection with the foregoing activities, the vesting of restricted stock units or otherwise would dilute the percentage ownership held by investors who purchase our shares in this offering and would reduce our earnings per share.

We may invest or spend the net proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of this offering, together with the proceeds from the Term B-2 Loan Borrowings and the New Notes offering, to finance the purchase price of the Acquisition and related transaction fees and expenses and for general corporate purposes, as described under “Use of proceeds.” However, the completion of this common stock offering is not contingent upon the completion of the Acquisition. Accordingly, if the Acquisition were not to be consummated for any reason, the net proceeds from this offering would be used for general corporate purposes, which may include repayment of indebtedness, capital expenditures, working capital and acquisitions of complementary businesses or assets. See “Use of proceeds.” You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

This offering is not conditioned on the consummation of any other financing.

We intend to use the net proceeds of this offering, together with the net proceeds from the Term B-2 Loan Borrowings and the New Notes offering, to finance the purchase price of the Acquisition and related transaction fees and expenses and for general corporate purposes, as described in “Use of proceeds.” However, the completion of this common stock offering is not contingent upon the completion of the New Notes offering or the Acquisition. The terms and amount of the New Notes, and our ability to complete the New Notes offering, will depend on investor demand, market conditions, customary closing conditions and other factors, and we cannot assure you that we will be able to close the New Notes offering or that other additional financing will be available to us on favorable terms, or at all. If we are unable to obtain permanent financing for the Acquisition, we may be required to draw bridge loans under the Bridge Loan Commitments to finance a portion of the purchase price for the Acquisition. In that event, our financing costs would be substantially higher than anticipated and higher than described under “Unaudited pro forma condensed combined financial information.”

We have various mechanisms in place that may discourage takeover attempts.

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a stockholder may consider favorable. Such provisions include:

•	ownership limitations and transfer restrictions relating to our stock that are intended to facilitate our compliance with certain REIT rules relating to share ownership;

•	authorization for the issuance of “blank check” preferred stock;

•	the prohibition of cumulative voting in the election of directors;

•	limits on the persons who may call special meetings of stockholders;

•	limits on stockholder action by written consent; and

•	advance notice requirements for nominations to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders in certain situations, may also discourage, delay or prevent someone from acquiring or merging with us.

Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $1,849.0 million (or approximately $2,126.4 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from this offering, together with the net proceeds of the Term B-2 Loan Borrowings and the New Notes offering, to finance the purchase price of the Acquisition and related transaction fees and expenses and for general corporate purposes, which may include repayment of indebtedness, capital expenditures, working capital and acquisitions of complementary businesses or assets.

If for any reason the Acquisition is not completed, then we intend to use all of the net proceeds from this offering for general corporate purposes, which may include repayment of indebtedness, capital expenditures, working capital and acquisitions of complementary businesses or assets.

The completion of this offering is not contingent upon the completion of the New Notes offering or the Acquisition. Accordingly, even if the Acquisition or the New Notes offering are not completed, the shares of our common stock sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any of the shares of common stock sold in this offering.

The following table outlines the sources and uses of funds for the Acquisition. The table assumes that the Acquisition, this offering and the New Notes offering are completed simultaneously, but this offering and the New Notes offering are expected to occur before the completion of the Acquisition. Amounts in the table are in millions of dollars and are estimated. Actual amounts may vary from the estimated amounts.

Sources of funds		Uses of funds
Term B-2 Loan Borrowings(1)	$1,053	Purchase price for the Acquisition	$3,600
New Notes(2)	1,250	Transaction fees and expenses(4)	142
Common stock offered hereby(3)	1,900	General corporate purposes	461

Total	$4,203	Total	$4,203

(1)	Before discounts, commissions and expenses. Term B-2 Loan Borrowings are denominated in Euros. Assumes December 31, 2016 exchange rate.

(2)	Before discounts, commissions and expenses.

(3)	Before discounts, commissions and expenses and assuming no exercise of the underwriters’ option to purchase additional shares.

(4)	Includes estimated transaction costs in connection with the Acquisition, New Notes, Term B-2 Loan Borrowings and this offering.

Capitalization

The following table sets forth our cash, cash equivalents and short-term and long-term investments and current portion of our indebtedness and our capitalization as of December 31, 2016:

•	on an actual basis;

•

on an as adjusted basis to give effect to this offering (but not the application of the net proceeds therefrom), after deducting underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock); and

•

on a pro forma as adjusted basis to give further effect to: (1) the Term B-2 Loan Borrowings and the payment of related fees and expenses; (2) the issuance of the New Notes, after deducting underwriting discounts and commissions and estimated offering expenses; and (3) the Acquisition and the payment of related transaction fees and expenses.

You should read this table in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference in this prospectus supplement and the accompanying prospectus and with “Unaudited pro forma condensed combined financial information” included in this prospectus supplement.

	As of December 31, 2016
(dollars in thousands)	Actual	As adjusted	Pro forma as adjusted
Cash, cash equivalents and short-term and long-term investments	$761,927	$2,610,917	$1,228,701

Restricted cash	$24,771	$24,771	$24,771

Current portion of capital lease and other financing obligations	$101,046	$101,046	$102,669

Current portion of mortgage and loans payable	$67,928	$67,928	$67,928

Term B-2 Loan Borrowings (current portion)(1):	$—	$—	$7,894

Long-term debt, net of current portion:
Capital lease and other financing obligations	$1,410,742	$1,410,742	$1,428,914
Mortgage and loans payable	1,369,087	1,369,087	1,369,087
4.875% senior notes due 2020, net	496,897	496,897	496,897
5.375% senior notes due 2023, net	991,518	991,518	991,518
5.375% senior notes due 2022, net	742,840	742,840	742,840
5.750% senior notes due 2025, net	494,627	494,627	494,627
5.875% senior notes due 2026, net	1,084,888	1,084,888	1,084,888
5.375% senior notes due 2027, net	—	—	1,232,841
Term B-2 Loan Borrowings, net(1)	—	—	1,030,924

Total long-term debt	6,590,599	6,590,599	8,872,536

	As of December 31, 2016
(dollars in thousands)	Actual	As adjusted	Pro forma as adjusted

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 100,000,000 shares authorized, actual, as adjusted and pro forma as adjusted; no shares issued and outstanding, actual, as adjusted and pro forma as adjusted	—	—	—
Common stock, $0.001 par value per share; 300,000,000 shares authorized, actual, as adjusted and pro forma as adjusted; 71,817,430 shares issued and 71,409,015 shares outstanding, actual; 77,095,208 shares issued and 76,686,793 shares outstanding, as adjusted and pro forma as adjusted	72	77	77
Additional paid-in capital	7,413,519	9,262,504	9,262,504
Treasury stock	(147,559)	(147,559)	(147,559)
Accumulated dividends	(1,969,645)	(1,969,645)	(1,969,645)
Accumulated other comprehensive loss	(949,142)	(949,142)	(949,142)
Retained earnings (accumulated deficit)	18,584	18,584	(33,117)

Total stockholders’ equity	4,365,829	6,214,819	6,163,118

Total capitalization	$10,956,428	$12,805,418	$15,035,654

Debt is presented net of issuance costs and unamortized discounts.

(1)	Term B-2 Loan Borrowings are denominated in Euros. Assumes December 31, 2016 exchange rate.

The number of shares of our common stock to be outstanding after this offering is based on 71,409,015 shares of our common stock outstanding as of December 31, 2016, and excludes:

•	1,366,945 shares of common stock issuable upon the exercise of outstanding options and vesting of restricted stock units as of December 31, 2016;

•

5,134,885 shares reserved for future issuances under our 2000 Equity Incentive Plan, 2000 Director Option Plan and 2001 Supplemental Stock Plan, and 3,427,867 shares reserved for future issuances under our 2004 Employee Stock Purchase Plan; and

•	791,666 shares issuable upon the exercise in full of the underwriters’ option to purchase additional shares in this offering.

Unaudited pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial statements of Equinix, Inc. (“Equinix” or the “Company”) are presented to illustrate the estimated effects of (i) the pending acquisition of the colocation services business (the “Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations” or the “Selected Verizon Data Center Business”) at 24 data center sites, consisting of 29 data center buildings, from Verizon Communications Inc. (the “Acquisition”) for a cash purchase price of $3.6 billion; (ii) the issuance of one or more series of unsecured senior notes in the aggregate principal amount of $1.125 billion, (iii) the issuance of $1.750 billion of the Company’s common stock in a public offering, (iv) the borrowing of the €1.0 billion Term B-2 Loan on January 6, 2017 (clauses (ii), (iii), and (iv) referred to as the “Financings”), and (v) the acquisition of Telecity Group Limited, formerly Telecity Group plc, (“TelecityGroup”) that was completed on January 15, 2016 (the “TelecityGroup Acquisition”). On March 8, 2017, the Company entered into an agreement pursuant to which it expects to issue and sell $1.250 billion aggregate principal amount of unsecured senior notes, rather than the $1.125 billion aggregate principal amount assumed in these unaudited pro forma condensed combined financial statements. On March 8, 2017, the Company entered into an agreement pursuant to which it expects to issue and sell $1.900 billion of the Company’s common stock, assuming no exercise of the underwriters’ option to purchase additional shares of the Company’s common stock in connection therewith, rather than the $1.750 billion amount assumed in these unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines the historical consolidated statement of operations of the Company and the statement of net revenues and direct expenses of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations, giving effect to the Acquisition, the Financings and the TelecityGroup Acquisition as if they had been completed on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2016, combines the historical consolidated balance sheets of Equinix and the statement of assets acquired and liabilities assumed of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations, giving effect to the Acquisition and the Financings as if they had occurred on December 31, 2016. The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and are expected to have a continuing impact on our consolidated results. For purposes of the unaudited pro forma condensed combined financial statements, certain statement of operations and certain balance sheet reclassifications and adjustments have been made to the historical abbreviated financial statements of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations in order to conform to the Company’s statements of operations and balance sheet presentation. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical financial statements and accompanying notes:

•

Equinix’s Annual Report on Form 10-K for the year ended December 31, 2016 filed February 27, 2017, including exhibits thereto, which describes the proposed acquisition of the Selected Verizon Data Center Business, which is incorporated by reference in this prospectus supplement;

•

Audited consolidated financial statements of Equinix as of and for the year ended December 31, 2016, which are included in Equinix’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 27, 2017, which is incorporated by reference in this prospectus supplement;

•

The section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Equinix’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 27, 2017, which is incorporated by reference in this prospectus supplement;

•

Audited statements of assets acquired and liabilities assumed of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations as of December 31, 2016 and 2015 and the related statements of net revenues and direct expenses for each of the three years in the period ended December 31, 2016, which are attached as Exhibit 99.1 to Equinix’s Current Report on Form 8-K/A filed on March 7, 2017, which is incorporated by reference in this prospectus supplement; and

•

Audited consolidated balance sheets of Telecity Group Limited (formerly Telecity Group plc) as of December 31, 2015 and 2014 and the related consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flow for each of the three years in the period ended December 31, 2015, which are attached as Exhibit 99.2 to Equinix’s Current Report on Form 8-K/A filed on March 7, 2017, which is incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed combined financial statements have been prepared by Equinix, as the acquirer, using the acquisition method of accounting in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Before the Acquisition is completed, there are limitations regarding what Equinix can learn about the Selected Verizon Data Center Business. The assets and liabilities of the Selected Verizon Data Center Business have been measured based on various preliminary estimates using assumptions that Equinix believes are reasonable based on information that is currently available to Equinix. The preliminary purchase price allocation for the Selected Verizon Data Center Business is subject to revision as a more detailed analysis is completed and additional information on the fair value of the Selected Verizon Data Center Business’ assets and liabilities becomes available. The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed, will be determined after the completion of the Acquisition, and could differ materially from the unaudited pro forma condensed combined financial statements presented here. Any change in the fair value of the net assets of the Selected Verizon Data Center Business will change the amount of the purchase price allocable to goodwill. Additionally, changes in the Selected Verizon Data Center Business’ working capital, including the results of operations from December 31, 2016 through the date the Acquisition is completed, will change the amount of goodwill recorded. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

The unaudited pro forma condensed combined financial statements make certain assumptions regarding the amount and terms, including assumed pricing of common stock and interest rates for debt, of the Financings to be put into place in connection with the Acquisition, other than the borrowing of the Term B-2 Loan. The actual amounts and terms of such Financings may differ from that reflected herein.

The unaudited pro forma condensed combined financial information has been presented for information purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Equinix and the Selected Verizon Data Center Business would have achieved had the Acquisition, the Financings and the TelecityGroup Acquisition occurred on the dates indicated above, and is not intended to project the future results of operations that the combined company may achieve after the Acquisition. The unaudited pro forma condensed combined statement of operations does not reflect any potential cost savings that may be realized as a result of the Acquisition and also does not reflect any restructuring, acquisition or integration-related costs. No historical transactions between Equinix and the Selected Verizon Data Center Business during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

Unaudited pro forma condensed combined

balance sheet

as of December 31, 2016

(in thousands)

	Historical		Pro forma
	Equinix	Selected Verizon Data Center Business	Pro forma adjustments		Combined
		(Note 2)	(Note 6)
Assets

Current assets:
Cash and cash equivalents	$748,476	$—	$197,155	(a)	$945,631
Short-term investments	3,409	—	—		3,409
Accounts receivable, net	396,245	—	—		396,245
Current portion of restricted cash	15,065	—	—		15,065
Other current assets	304,331	53	(9,680	)(b)	294,704

Total current assets	1,467,526	53	187,475		1,655,054
Long-term investments	10,042	—	—		10,042
Property, plant and equipment, net	7,199,210	838,378	140,494	(c)	8,178,082
Goodwill	2,986,064	—	1,897,758	(d)	4,883,822
Intangible assets, net	719,231	—	779,800	(e)	1,499,031
Other assets	226,298	661	—		226,959

Total assets	$12,608,371	$839,092	$3,005,527		$16,452,990

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$581,739	$3,877	$(11,854	)(f)	$573,762
Accrued property, plant and equipment	144,842	—	—		144,842
Current portion of capital lease and other financing obligations	101,046	372	1,251	(g)	102,669
Current portion of mortgage and loans payable	67,928	—	7,894	(h)	75,822
Other current liabilities	133,140	8,139	(2,675	)(i)	138,604

Total current liabilities	1,028,695	12,388	(5,384)		1,035,699
Capital lease and other financing obligations, less current portion	1,410,742	6,801	11,371	(j)	1,428,914
Mortgage and loans payable, less current portion	1,369,087	—	1,030,924	(h)	2,400,011
Senior notes	3,810,770	—	1,109,247	(k)	4,920,017
Other liabilities	623,248	9,485	18,523	(l)	651,256

Total liabilities	8,242,542	28,674	2,164,681		10,435,897

Acquired net assets and liabilities	—	$810,418	(810,418	)(m)	—

Stockholders’ equity:
Total stockholders’ equity	4,365,829		1,651,264	(n)	6,017,093

Total liabilities and stockholders’ equity	$12,608,371		$3,005,527		$16,452,990

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited pro forma condensed combined

statement of operations

for the year ended December 31, 2016

(in thousands)

	Historical		Pro forma
	Equinix	Selected Verizon Data Center Business	Pro forma adjustments		Combined
		(Note 3)	(Note 6)
Revenues	$3,611,989	$451,962	$13,272	(o)	$4,077,223

Costs and operating expenses:
Cost of revenues	1,820,870	207,477	29,013	(p)	2,057,360
Sales and marketing	438,742	16,302	54,212	(q)	509,256
General and administrative	694,561	24,453	3,713	(r)	722,727
Acquisition costs	64,195	—	(50,054	)(s)	14,141
Impairment charges	7,698	—	—		7,698
Gain on asset sales	(32,816)	—	—		(32,816)

Total costs and operating expenses	2,993,250	248,232	36,884		3,278,366

Income from operations	618,739	$203,730	(23,612)		798,857

Interest income	3,476		—		3,476
Interest expense	(392,156)		(98,248	)(t)	(490,404)
Other expense	(57,924)		—		(57,924)
Loss on debt extinguishment	(12,276)		—		(12,276)

Income from continuing operations before income taxes	159,859		(121,860)		241,729
Income tax expense	(45,451)		(7,104	)(u)	(52,555)

Net income from continuing operations	114,408		(128,964)		189,174
Net income from discontinued operations, net of tax	12,392		—		12,392

Net income	$126,800		$(128,964)		$201,566

Earnings per share (“EPS”):
Basic EPS from continuing operations	$1.63				$2.53
Basic EPS from discontinued operations	0.18				0.17

Basic EPS	$1.81				$2.70

Weighted-average shares -basic	70,117		4,658	(v)	74,775

Diluted EPS from continuing operations	$1.62				$2.51
Diluted EPS from discontinued operations	0.17				0.16

Diluted EPS	$1.79				$2.67

Weighted-average shares -diluted	70,816		4,658	(v)	75,474

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to unaudited pro forma condensed combined financial information

1. Description of the transaction and basis of pro forma presentation

On December 6, 2016, the Company announced that it had entered into a definitive agreement to purchase the colocation service business of Verizon Communications Inc. (“Verizon”) at 24 data center sites (the “Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations” or the “Selected Verizon Data Center Business”) for $3.6 billion, subject to certain adjustments, in an all cash transaction. The Selected Verizon Data Center Business includes real property interests in 29 data center buildings across 15 metro areas located in the United States, Brazil and Colombia. The Company anticipates completing the acquisition of the Selected Verizon Data Center Business (the “Acquisition”) by mid-2017, subject to the satisfaction of closing conditions.

The colocation service business at the selected data centers to be acquired currently includes services provided to Verizon under arrangements that will be terminated at the closing of the Acquisition. The Company and Verizon have agreed to enter into agreements at the closing of the Acquisition pursuant to which the Company will provide space and services to Verizon at the acquired data centers. As the terms and conditions of these arrangements are subject to further negotiation, finalization and approval, financial results from these arrangements are not included in the abbreviated financial statements of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations and are not reflected in these unaudited pro forma condensed combined financial statements. Also, for the preparation of these unaudited pro forma condensed combined financial conditions, the Company excluded these potential arrangements from the preliminary fair valuation of the intangible assets, and the excess of the purchase price of $3.6 billion over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. As these arrangements are finalized and more information becomes available at the closing of the Acquisition, the fair value of the intangible assets and the amount allocated to goodwill, as well as the financial results, will be materially different from the pro forma adjustments presented here.

The unaudited pro forma condensed combined balance sheet as of December 31, 2016 was prepared by combining the historical consolidated balance sheet data as of December 31, 2016 for Equinix and the statement of assets acquired and liabilities assumed of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations as of December 31, 2016, as adjusted, to comply with the Company’s accounting policies, as if the Acquisition and the Financings (see Note 5) had been consummated on that date. In addition to the adjustments, certain balance sheet reclassifications have also been reflected in order to conform the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations’ statement of assets acquired and liabilities assumed to the Company’s balance sheet presentation. Refer to Note 2 for a discussion of these adjustments.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines the results of operations of Equinix and the statement of net revenues and direct expenses of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations as if the Acquisition, the Financings (see Note 5), and the TelecityGroup Acquisition had been consummated on January 1, 2016. Certain statement of operations reclassifications have also been reflected in order to conform to the Company’s statement of operations presentation. Refer to Note 3 for a discussion of these accounting policy and reclassification adjustments.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Acquisition, the Financings and the TelecityGroup Acquisition that was completed on January 15, 2016, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

The acquisition method of accounting, based on Accounting Standards Codification Topic (“ASC”) 805, “Business Combinations,” uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the “price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date. As of the date of this filing the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

2. Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations’ statement of assets acquired and liabilities assumed

The following schedule summarizes the necessary material adjustments to conform the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations’ statement of assets acquired and liabilities assumed to the basis of presentation of Equinix’s consolidated balance sheet as of December 31, 2016 (in thousands):

	Selected Verizon Data Center Business	Adjustments		Selected Verizon Data Center Business after adjustments

Assets acquired
Accounts receivable, net	$12,196	$(12,196	)(a)	$—
Prepaid customer installations	2,378	(2,378	)(b)	—
Other current assets	53	—		53

Total current assets	14,627	(14,574)		53
Plant, property and equipment, net	834,084	4,294	(b)	838,378
Prepaid customer installations	1,471	(1,471	)(b)	—
Lease deposits	648	(648	)(c)	—
Other non-current assets	458	203	(b)(c)(d)	661

Total assets acquired	$851,288	$(12,196)		$839,092

Liabilities assumed
Accrued property taxes	$3,877	$(3,877	)(e)	$—
Deferred rent	297	(297	)(f)	—
Lease obligation	372	—		372
Advance billings	20,038	(20,038	)(g)	—
Accounts payable and accrued expenses	—	3,877	(e)	3,877
Other current liabilities	—	8,139	(a)(f)(g)(h)	8,139

Total current liabilities	24,584	(12,196)		12,388
Deferred rent	1,009	(1,009	)(i)	—
Lease obligation	6,801	—		6,801
Advanced billings	1,723	(1,723	)(j)	—
Asset retirement obligations	6,753	(6,753	)(k)	—
Other liabilities	—	9,485	(i)(j)(k)(l)	9,485

Total liabilities assumed	40,870	(12,196)		28,674

Net assets acquired	$810,418	$—		$810,418

(a)	Reclassifies $12.2 million of advanced billings to offset accounts receivable to conform to the Company’s accounting policy and financial statement presentation.

(b)	Reclassifies the following items to plant, property and equipment, net to conform to the Company’s financial statement presentation (in thousands):

Prepaid customer installations (current portion)	$2,378
Prepaid customer installations (non-current portion)	1,471
Capitalized software included in other non-current assets	445

Total plant, property and equipment, net adjustments	$4,294

(c)	Reclassifies $0.6 million of lease deposits to other non-current assets to conform to the Company’s financial statement presentation.

(d)	Reflects the following reclassification adjustments (in thousands):

Lease deposits	$648
Capitalized software included in other non-current assets	(445)

Total other non-current assets adjustments	$203

(e)	Reclassifies $3.9 million of accrued property taxes to accounts payable and accrued expenses to conform to the Company’s financial statement presentation.

(f)	Reclassifies $0.3 million of deferred rent to other current liabilities to conform to the Company’s financial statement presentation.

(g)	Reclassifies $20.0 million of advanced billings and deferred revenue to other current liabilities to conform to the Company’s financial statement presentation.

(h)	Reflects the following reclassification adjustments (in thousands):

Deferred rent	$297
Accounts receivable	(12,196)
Advanced billings (current portion)	20,038

Total other current liabilities adjustments	$8,139

The reclassification of the advanced billings of $12.2 million represents the offset to the accounts receivable to conform to the Company’s accounting policy and financial statement presentation. As a result of the reclassification, the advanced billings and deferred revenue is $7.8 million.

(i)	Reclassifies $1.0 million of deferred rent to other liabilities to conform to the Company’s financial statement presentation.

(j)	Reclassifies $1.7 million of advanced billings to other liabilities to conform to the Company’s financial statement presentation.

(k)	Reclassifies $6.8 million of asset retirement obligations to other liabilities to conform to the Company’s financial statement presentation.

(l)	Reflects the following reclassification adjustments (in thousands):

Deferred rent	$1,009
Advanced billings (non-current portion)	1,723
Asset retirement obligations	6,753

Total other liabilities adjustments	$9,485

3. Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations’ statement of net revenues and direct expenses

The following schedule summarizes the necessary material adjustments to conform the Selected Verizon Data Center Business’ statement of net revenues and direct expenses to the basis of presentation of Equinix’s consolidated statement of operations for the year ended December 31, 2016 (in thousands):

	Selected Verizon Data Center Business	Adjustments		Selected Verizon Data Center Business after adjustments

Net revenues	$451,962	$—		$451,962

Direct expenses
Cost of services (exclusive of items shown below)	135,764	71,713	(m)	207,477
Selling, general and administrative expense	40,755	(40,755	)(n)	—
Depreciation expense	71,713	(71,713	)(m)	—
Sales and marketing	—	16,302	(n)	16,302
General and administrative	—	24,453	(n)	24,453

Total direct expenses	248,232	—		248,232

Net revenues less direct expenses	$203,730	$—		$203,730

(m)	Reclassifies $71.7 million of depreciation expense to cost of services to conform to the Company’s financial statement presentation.

(n)	Reclassifies $16.3 million of selling, general, and administrative expense to sales and marketing expense and $24.5 million of selling, general, and administrative expense to general and administrative expense to conform to the Company’s financial statement presentation.

4. Purchase price—Selected Verizon Data Center Business

The Acquisition represents a total value of approximately $3.6 billion. Under the acquisition method of accounting, the total estimated purchase price is allocated to the Selected Verizon Data Center Business’ assets and liabilities based upon their estimated fair value as of the date of completion of the Acquisition. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Equinix’s final analysis is as follows (in thousands):

Preliminary purchase price allocation
Other current assets	$53
Property, plant and equipment	978,872
Goodwill	1,897,758

Intangible assets:
Customer relationships	779,800 (a)
Other assets	661

Total assets acquired	3,657,144
Accounts payable and accrued expense	(3,877)
Current portion of capital lease and other financing lease obligations	(1,623)
Other current liabilities	(5,464)
Capital leases and other financing obligations, less current portion	(18,172)
Other liabilities	(28,008)

$3,600,000

(a)	A preliminary estimate of $0.8 billion has been allocated to customer relationships with third parties with an estimated useful life of 15 years.

A preliminary estimate of $1.9 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The preliminary purchase price allocation for the Acquisition is subject to revision as more detailed analysis is completed and additional information on the fair values of the Selected Verizon Data Center Business’ assets and liabilities becomes available. Any changes in the fair value of the net assets of the Selected Verizon Data Center Business will change the amount of the purchase price allocable to goodwill. The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed, will be determined after the completion of the Acquisition, and will differ materially from the unaudited pro forma condensed combined financial statements presented here. See Note 1 for more discussion about some of the arrangements, subject to further negotiation, finalization and approval, that will have a material impact to the purchase price allocation presented above.

5. Selected Verizon Data Center Business acquisition financings

Concurrently, and in connection with entering into the acquisition agreement with Verizon, Equinix entered into a commitment letter (the “Commitment Letter”), dated December 6, 2016, with JPMorgan Chase Bank, N.A., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide a senior unsecured bridge facility in aggregate principal amount of $2.0 billion for the purposes of funding (i) a portion of the cash consideration for the Acquisition and (ii) the fees and expenses incurred in connection with the Acquisition.

The financing commitments of the Commitment Parties are subject to various conditions set forth in the Commitment Letter. The Company intends to obtain permanent financing prior to the closing of the Acquisition to replace the Commitment Letter and intends to then terminate the Commitment Letter. For purposes of the unaudited pro forma condensed combined financial statements, Equinix has assumed the permanent financing for the Acquisition will consist of:

•

The full amount of the €1.0 billion Term B-2 Loan was borrowed on January 6, 2017 which translated to US$1.0525 billion. The Term B-2 Loan will bear interest at an index rate based on EURIBOR plus a margin of 3.25%. No original issue discount is applicable to the Term B-2 Loan. The Term B-2 Loan must be repaid in equal quarterly installments of 0.25% of the original principal amount of the Term B-2 Loan, with the remaining amount outstanding to be repaid in full on the seventh anniversary of the funding date of the Term B-2 Loan.

•

An assumed $1,125.0 million aggregate principal amount of 10-year fixed rate senior notes with an assumed interest rate of 5.375%. For the purpose of these unaudited pro forma condensed combined financial statements, the debt issuance costs related to the senior notes are assumed to be approximately $15.8 million and will be amortized to interest expense using the effective interest method over the 10-year terms of the notes.

•

The sale of 4.7 million shares of Equinix common stock at a price of $375.69 per share, the NASDAQ Global Select Market closing price of Equinix common stock on March 3, 2017, resulting in estimated proceeds of $1,750.0 million before deducting estimated discounts and commissions and expenses, and excluding any shares that may be issued if the underwriters exercise their option to purchase additional shares of common stock. For the purpose of these unaudited pro forma condensed combined financial statements, transaction costs are assumed to be $47.0 million. If the underwriters exercise their option to purchase an additional 15% of the equity offering in full, the Company would issue an additional 0.7 million shares of Equinix common stock at an estimated price of $375.69 per share and receive additional estimated proceeds of $262.5 million before transaction costs of approximately $7.0 million. If the common stock offering increases by 25%, the Company would issue an additional 1.2 million shares of Equinix common stock at an estimated price of $375.69 per share and receive additional estimated proceeds of $437.5 million before transaction costs of approximately $11.6 million.

The final structure and terms of the Financings, other than the borrowing of the Term B-2 Loan, will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions described above would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including cash and cash equivalents, long-term debt and additional paid-in capital, and various components of the unaudited pro forma condensed combined statements of income, including interest expense, earnings per share and weighted-average shares outstanding. Depending upon the nature of the changes, the impact on the unaudited pro forma condensed combined financial statements could be material.

6. Pro forma adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the transactions described above were completed on December 31, 2016 for balance sheet purposes and as of January 1, 2016 for statement of operations purposes.

The unaudited pro forma condensed combined balance sheet gives effect to the following pro forma adjustments:

(a)	Represents the following adjustments to cash and cash equivalents (in thousands):

Purchase price of the Acquisition to be paid in cash	$(3,600,000)
Proceeds from Term B-2 Loan, net of offering costs	1,038,818
Proceeds from senior notes, net of offering costs	1,109,247
Proceeds from equity offering, net of offering costs	1,702,965
Estimated acquisition transaction costs	(43,875)
Estimated commitment fees	(10,000)

Total cash and cash equivalent adjustments	$197,155

(b)	Represents reversals of bridge loan commitment fees and accrued debt issuance costs related to Term B-2 Loan in other current assets (in thousands):

Reversal of accrued debt issuance costs related to Term B-2 Loan	$(1,854)
Reversal of bridge loan commitment fees	(7,826)

Total other current asset adjustments	$(9,680)

(c)	Represents a fair value adjustment of $140.5 million to property, plant and equipment, net.

(d)	Represents the following adjustments in goodwill (in thousands):

Goodwill from the Acquisition	$1,880,972
Deferred tax liabilities resulting from the Acquisition	16,786

Total goodwill adjustments	$1,897,758

(e)	Represents a fair value adjustment of $0.8 billion to intangible assets resulting from the Acquisition.

(f)	Represents the following adjustments in accounts payable and accrued expenses (in thousands):

Reversal of accrued debt issuance costs related to Term B-2 Loan	$(1,854)
Reversal of accrued bridge loan commitment fees	(10,000)

Total accounts payable and accrued expenses adjustments	$(11,854)

(g)	Represents a fair value adjustment of $1.3 million to capital lease and other financing obligations, current portion.

(h)	Represents the net proceeds from Term B-2 Loan of $1.0 billion, including $7.9 million of current portion of mortgage and loans payable and $1.0 billion of non-current portion of mortgage and loans payable, net of debt issuance costs. See Note 5.

(i)	Represents the following adjustments to other current liabilities (in thousands):

Fair value adjustment relating to deferred revenues	$(2,378)
Fair value adjustment relating to deferred rent	(297)

Total other current liability adjustments	$(2,675)

(j)	Represents a fair value adjustment of $11.4 million to capital lease and other financing lease obligations.

(k)	Represents the proceeds from senior notes of $1.1 billion, net of debt issuance costs. See Note 5.

(l)	Represents the following adjustments to the Selected Verizon Data Center Business’ other liabilities (in thousands):

Fair value adjustment relating to asset retirement obligations	$(826)
Fair value adjustment relating to deferred revenues	(1,471)
Fair value adjustment relating to deferred rent	(1,009)
Unfavorable leasehold interest	5,043
Deferred tax liabilities as a result of purchase price allocation	16,786

Total other liabilities adjustments	$18,523

(m)	Represents the elimination of the Selected Verizon Data Center Business’ acquired net assets and liabilities.

(n)	Represents the following adjustments in shareholders’ equity (in thousands):

Proceeds from equity offering	$1,750,000
Estimated offering costs related to equity offering	(47,035)
Estimated acquisition transaction costs	(43,875)
Reversal of bridge loan commitment fees	2,174
Estimated commitment fees	(10,000)

Total shareholders’ equity adjustments	$1,651,264

The unaudited pro forma condensed combined statement of operations gives effect to the following pro forma adjustments:

(o)	Represents the following adjustments to revenues (in thousands):

Revenue adjustment in connection with TelecityGroup acquisition	$16,666
Revenue adjustment related to deferred installation revenues	(3,394)

Total revenue adjustments	$13,272

The adjustment of $16.7 million to revenues is for the purpose of presenting a full-year result of operations for TelecityGroup, which was acquired by Equinix on January 15, 2016. The revenue adjustment of $3.4 million is to reflect purchase accounting adjustment in connection with the deferred installation revenues.

(p)	Represents the following adjustments to cost of revenues (in thousands):

Depreciation adjustment in connection with fair value of property, plant and equipment	$18,842
Lease expense adjustments relating to capital lease and financing obligations	(1,798)
Cost of revenues adjustment in connection with TelecityGroup acquisition	11,969

Total cost of revenues adjustments	$29,013

The net depreciation adjustment of $18.8 million is in connection with the fair value adjustment to the Selected Verizon Data Center Business’ property, plant and equipment. The property, plant and equipment are depreciated based on an estimated weighted average useful life of 18 years. The adjustment of $12.0 million to cost of revenues is for the purpose of presenting a full-year result of operations for TelecityGroup, which was acquired by Equinix on January 15, 2016.

(q)	Represents the following reclassification adjustments to sales and marketing adjustments (in thousands):

Amortization adjustment in connection with fair value of intangible assets	$51,987
Sales and marketing adjustment in connection with TelecityGroup acquisition	2,225

Total sales and marketing adjustments	$54,212

The amortization adjustment of $52.0 million is in connection with the fair value of the acquired intangible assets. Customer relationships with third parties are amortized based on estimated useful life of 15 years. The adjustment of $2.2 million to sales and marketing is for the purpose of presenting a full-year result of operations for TelecityGroup, which was acquired by Equinix on January 15, 2016.

(r)	Represents general and administrative adjustment of $3.7 million for purpose of presenting a full-year result of operations for TelecityGroup, which was acquired by Equinix on January 15, 2016.

(s)	Reflects the elimination of non-recurring transaction costs of $7.6 million and $42.5 million incurred during the year ended December 31, 2016 that are directly related to the Acquisition and the TelecityGroup Acquisition, respectively.

(t)	Reflects the additional interest expense associated with the senior notes offering and Term B-2 Loan, the reversal of commitment fees relating to the bridge loan and the interest expense adjustments relating to capital lease and financing obligations (in thousands):

Interest expense and amortization of debt issuance costs associated with senior notes as if they were issued on January 1, 2016	$(62,034)
Interest expense and amortization of debt issuance costs associated with Term B-2 loan as if they were borrowed on January 1, 2016	(38,015)
Reversal of commitment fees relating to the Commitment Letter	2,174
Interest expense adjustments relating to capital lease and financing obligations	(373)

Total interest expense adjustments	$(98,248)

A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $2.8 million for the year ended December 31, 2016.

If the principal amount of the senior notes offering discussed in Note 5 increases or decreases by 15% or 25%, the Company would increase or decrease the borrowings by $168.8 million or $281.3 million, respectively, and the Company’s interest expense for the first year would be adjusted as follows (in thousands):

% Increase or (decrease) of the principal amount of the senior notes offering	Principal amount of senior notes	Senior notes, net of debt issuance costs	Interest expense	Impact to interest expense assuming 1/8% increase or decrease of interest rate
As presented	$1,125,000	$1,109,247	$62,034	$1,406
15%	1,293,750	1,276,099	71,293	1,617
25%	1,406,250	1,387,333	77,466	1,758
(15)%	956,250	942,396	52,775	1,195
(25)%	843,750	831,162	46,602	1,055

(u)	Reflects an income tax impact of pro forma adjustments of $7.1 million. The Company assumed a blended income tax rate of 9% for the year ended December 31, 2016 when estimating the tax impact of the

Acquisition, representing the federal, state and foreign statutory rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(v)	Reflects adjustment to the weighted-average shares outstanding for purposes of calculating basic and diluted earnings per share (“EPS”). Reflects the issuance of 4.7 million shares of common stock in connection with the Financings (see Note 5). Only common shares issued which are directly attributable to the Financings are included in the calculation of basic and diluted pro forma earnings per share. If the common stock offering discussed in Note 5 increases or decreases by 15% or 25%, the Company would increase or decrease the issuance of common stock by 0.7 million shares, or 1.2 million shares, respectively, and the Company’s pro forma basic and diluted earnings per share would be adjusted as follows:

		For the year ended December 31, 2016
(shares in thousands)	% Increase	Basic	Diluted
Weighted-average shares	As presented	74,775	75,474
Earnings per share	As presented	$2.70	$2.67
Weighted-average shares	15%	75,474	76,173
Earnings per share	15%	$2.67	$2.65
Weighted-average shares	25%	75,940	76,639
Earnings per share	25%	$2.65	$2.63

		For the year ended December 31, 2016
(shares in thousands)	% Decrease	Basic	Diluted
Weighted-average shares	15%	74,076	74,775
Earnings per share	15%	$2.72	$2.70
Weighted-average shares	25%	73,610	74,309
Earnings per share	25%	$2.74	$2.71

Market price for shares of our common stock

Our common stock is listed on the NASDAQ Global Select Market under the symbol “EQIX.” The following table shows the quarterly range of the high and low per share closing sales prices for our common stock as reported by the NASDAQ Global Select Market.

	Low	High

Fiscal Year 2017
First Fiscal Quarter (through March 8, 2017)	$358.72	$389.66

Fiscal Year 2016
Fourth Fiscal Quarter	$325.05	$373.22
Third Fiscal Quarter	355.01	389.45
Second Fiscal Quarter	319.89	387.73
First Fiscal Quarter	265.05	330.71

Fiscal Year 2015
Fourth Fiscal Quarter	$265.41	$304.98
Third Fiscal Quarter	251.11	292.02
Second Fiscal Quarter	233.59	270.15
First Fiscal Quarter	216.86	238.95

On March 8, 2017, the last reported sale price of our common stock on the NASDAQ Global Select Market was $363.43 per share. As of March 1, 2017, there were approximately 300 registered holders of record of our common shares.

Dividends

We began paying quarterly dividends in 2015 in connection with our conversion to a REIT effective January 1, 2015.

In 2015, we declared and paid a special distribution, payable in cash and shares of our common stock, in connection with our conversion to a REIT. On September 28, 2015, we declared a special distribution of $627.0 million on our shares of common stock, which was paid to our stockholders of record as of October 8, 2015. Common stockholders elected to receive payment of this special distribution in the form of stock or cash, with the total cash payment to all stockholders limited to no more than 20% of the total distribution. We issued approximately 1.69 million shares of our common stock and paid an aggregate of approximately $125.5 million in connection with this special distribution.

In addition to the 2015 special distribution, since January 1, 2015, we declared the following cash dividends on our common stock:

Declaration date	Payment date	Record date	Dividend per share
February 19, 2015	March 25, 2015	March 11, 2015	$1.69
May 7, 2015	June 17, 2015	May 27, 2015	1.69
July 29, 2015	September 16, 2015	August 26, 2015	1.69
October 28, 2015	December 16, 2015	December 9, 2015	1.69
February 18, 2016	March 23, 2016	March 9, 2016	1.75
May 4, 2016	June 15, 2016	May 25, 2016	1.75
August 3, 2016	September 14, 2016	August 24, 2016	1.75
November 2, 2016	December 14, 2016	November 16, 2016	1.75
February 15, 2017	March 22, 2017	February 27, 2017	2.00

Purchasers of shares in this offering will not receive our dividend declared on February 15, 2017 with respect to the shares purchased in this offering.

A REIT generally is required to distribute at least 90% of its REIT taxable income to its stockholders, though generally we expect to distribute all or substantially all of our REIT taxable income. Our board of directors, in its sole discretion, will determine on a quarterly basis the amount of cash to be distributed to our stockholders based on a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures and any stock repurchase program. Our ability to pay dividends is also limited by the terms of our credit facility and the indentures governing our outstanding senior notes. Consequently, our distribution levels may fluctuate.

Description of capital stock

The following summary of the terms of our common stock is not meant to be complete and is qualified by reference to the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”). Our certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. See “Where you can find more information” above.

Common stock

Our certificate of incorporation provides that we have authority to issue up to 300,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2016, there were 71,409,015 shares of our common stock issued and outstanding.

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. All dividends are non-cumulative. In the event of the liquidation, dissolution or winding up of Equinix, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “EQIX.”

Restrictions on ownership and transfer

To facilitate compliance with the ownership limitations applicable to a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our certificate of incorporation contains restrictions on the ownership and transfer of our capital stock.

These ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or that our stockholders might otherwise deem to be in their best interests.

For us to qualify as a REIT under the Code, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). To facilitate compliance with these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our certificate of incorporation contains provisions restricting the ownership or transfer of shares of capital stock.

The relevant sections of our certificate of incorporation provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in our certificate of incorporation) may beneficially or constructively own more than 9.8% in value of the aggregate of outstanding shares of capital stock, including common stock and preferred stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of capital stock. We refer to these restrictions as the “ownership limits.”

The applicable constructive ownership rules under the Code are complex and may cause capital stock owned actually or constructively by an individual or entity to be treated as owned by another individual or entity. As a result, the acquisition of less than 9.8% in value of outstanding capital stock or less than 9.8% in value or number of outstanding shares of any class or series of capital stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of outstanding capital stock or 9.8% in value or number of outstanding shares of any class or series of capital stock.

In addition to the ownership limits, our certificate of incorporation prohibits any person from actually or constructively owning shares of capital stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

Our board of directors has in the past granted ownership limitation waivers and may, in its sole discretion, in the future grant such a waiver to a person exempting them from the ownership limits and certain other REIT limits on ownership and transfer of capital stock described above, and may establish a different limit on ownership for any such person. However, our board of directors may not exempt any person whose ownership of outstanding capital stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by our board of directors for an ownership limitation waiver or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of capital stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code and must generally agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of capital stock described above) will result in the shares of capital stock being automatically transferred to a trust as described below. As a condition of its waiver, our board of directors may require an opinion of counsel or Internal Revenue Service ruling satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the waiver or a different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, our board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in our certificate of incorporation, result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of total shares of capital stock or of the shares of a class or series of capital stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total shares of capital stock or of the shares of a class or series of capital stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of capital stock in excess of such percentage will be in violation of the ownership limits.

Our certificate of incorporation further prohibits:

•

any person from transferring shares of capital stock if such transfer would result in shares of capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from beneficially or constructively owning shares of capital stock if such ownership would result in our failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of capital stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

Pursuant to our certificate of incorporation, if there is any purported transfer of our capital stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to our capital stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to a trustee designated in accordance with the certificate of incorporation upon demand. Our certificate of incorporation also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the our certificate of incorporation, then the transfer of the excess shares will be automatically void and of no force or effect.

Shares of our capital stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses described below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds and extraordinary dividends in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such capital stock will be promptly paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such capital stock. In addition, if prior to discovery by us that shares of our capital stock have been transferred to a trust, such shares of capital stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee will be indemnified by us or from the proceeds of sales of capital stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our certificate of incorporation. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to the DGCL, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if the board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of our capital stock set forth in our certificate of incorporation, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of our capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

From time to time, at our request, every person that is an owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of our capital stock, must provide us written notice of its name and address, the number of shares of each class and series of our capital stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of our capital stock, and any person (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Anti-takeover effects of provisions of our certificate of incorporation, bylaws and Delaware law

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 100,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that, subject to the terms of any series of preferred stock, the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that, subject to the terms of any series of preferred stock, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by the DGCL;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;

•

provide that, subject to exceptions, certain waivers we may grant and constructive ownership rules, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, in excess of (i) 9.8% in value of the outstanding shares of all classes or series of Equinix stock or (ii) 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of Equinix stock (as described above in “Restrictions on Ownership and Transfer”);

•	provide that our bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors;

•

permit stockholders to act by written consent so long as stockholders holding at least 25% of the voting power of the outstanding capital stock request that the board of directors set a record date for the action by written consent, and in connection with such a request for the establishment of a record date, provide certain information, make certain representations and comply with certain requirements relating to the proposed action and their ownership of our stock; and

•

provide that special meetings of our stockholders may be called in limited circumstances. Special meetings of stockholders may be called by our board of directors or the chairman of the board of directors, the President or the Secretary and may not be called by any other person. A special meeting of stockholders shall be called by our Secretary at the written request of holders of record of at least 25% of the voting power of our outstanding capital stock entitled to vote on the matters to be brought before the proposed special meeting.

Delaware takeover statute.    We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. DGCL Section 203 restricts the ability of certain Delaware corporations, including those whose securities are listed on the NASDAQ Global Select Market, from engaging under certain circumstances in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of DGCL Section 203 in our certificate of incorporation or bylaws.

Forum selection

Our bylaws include a forum selection provision providing that, unless the Company consents in writing, a state court located in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any stockholder to bring any derivative action, any action asserting a claim of breach of fiduciary duties, any action asserting a claim arising from a provision of the Delaware General Corporation Law or the certificate of incorporation or our bylaws or any action asserting a claim governed by the internal affairs doctrine.

Transfer agent and registrar

The transfer agent and registrar for the shares of our common stock is Computershare Trust Company, N.A.

Material U.S. federal income tax considerations

The following supplements and updates the summary of U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 2, 2017, or our REIT Taxation Current Report, which is incorporated in this prospectus supplement by reference. Sullivan & Worcester LLP has rendered a legal opinion that the discussions in this section and in Exhibit 99.1 to our REIT Taxation Current Report in all material respects are the material U.S. federal income tax considerations relevant to owners of our common stock, and the opinions of counsel referred to here and in that section represent Sullivan & Worcester LLP’s opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in Exhibit 99.1 to our REIT Taxation Current Report, Sullivan & Worcester LLP has given an opinion to the effect that we have been organized and have qualified for taxation as a REIT under the Code, commencing with our taxable year that began January 1, 2015, and that our current and anticipated investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, it being understood that our actual qualification for taxation as a REIT, however, will depend on our continued ability to meet, and our meeting, through actual annual operating results and distributions, the various qualification tests under the Code.

Subject to the detailed discussion contained in Exhibit 99.1 to our REIT Taxation Current Report, we believe that we have qualified for taxation, and we intend to remain qualified for taxation, as a REIT under the Code. As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our stockholders. Our distributions to you generally are includable in your income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally are treated for U.S. federal income tax purposes as a return of capital to the extent of your basis in our stock, and reduce your basis.

We encourage you to consult your tax advisor regarding the specific U.S. federal, state, local, foreign and other tax consequences to you of the acquisition, ownership and disposition of our common stock.

Underwriting

We are offering the shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of firm shares set forth opposite that underwriter’s name:

Underwriters	Number of firm shares
J.P. Morgan Securities LLC	1,213,888
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,213,888
Goldman, Sachs & Co.	527,777
RBC Capital Markets, LLC	527,777
Barclays Capital Inc.	343,056
Citigroup Global Markets Inc.	343,056
ING Financial Markets LLC	263,889
MUFG Securities Americas Inc.	263,889
TD Securities (USA) LLC	263,889
HSBC Securities (USA) Inc.	158,334
BTIG, LLC	105,557
Evercore Group L.L.C.	52,778

Total	5,277,778

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase shares from us, are several and not joint. The underwriting agreement provides that the underwriters have agreed to purchase all of the shares if any of them are purchased.

The underwriters initially propose to offer the shares to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the shares to selected dealers at the public offering price minus a concession of up to $6.26. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell shares through certain of their affiliates.

The underwriters have an option to buy up to 791,666 additional shares of our common stock from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions and less an amount per share equal to any per share dividends that are paid or payable by us on the shares reflected in the preceding table but that are not payable on the shares purchased on exercise of this option. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any additional shares are purchased with this option, the underwriters will purchase such additional shares in approximately the same proportion as shown in the table above. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option exercise	With full option exercise
Per share	$10.44	$10.44
Total	$55,100,002.32	$63,364,995.36

We estimate that the expenses for this offering (other than the underwriting discounts and commissions set forth in the table above) will be approximately $660,000. The underwriters have agreed to reimburse us for certain expenses relating to this offering, the New Notes offering, the Bridge Loan Commitments and the Acquisition.

We have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, we will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any such other securities,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

In addition to certain limited exceptions, the restrictions described in the immediately preceding paragraph do not apply to certain transactions, including, among other things: issuances of shares of common stock pursuant to equity incentive plans or employee stock purchase plans and our acquisition of one or more businesses of up to 10% of our shares of common stock outstanding following the completion of this offering.

Our directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, they will not, during the restricted period:

•

offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by us or any of our affiliates or any person in privity with us or any of our affiliates), directly or indirectly, including the filing of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, any other shares of common stock or any securities convertible into, or exercisable or exchangeable for shares of common stock, owned directly by the director or executive officer or with respect to which the director or executive officer has beneficial ownership within the rules of the SEC, provided that, securities owned by Crosslink Capital, Inc. or Crossover Fund VI Management, L.L.C. shall not be considered to be beneficially owned by a director; or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Subject to limited exceptions, the restrictions described in the immediately preceding paragraph do not apply to certain transactions, including, among other things: transfers of common stock as a charitable contribution up to an aggregate of 2,000 shares of common stock for each director or executive officer; the establishment or entry into a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the sales or disposition of shares of common stock; and transactions made pursuant to the terms of a trading plan pursuant to Rule 10b5-1 under the Exchange Act in existence on the date of this prospectus supplement.

In addition, in the Underwriting Agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the shares of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of the shares of our common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares of our common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of our common stock through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of our common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of our common stock as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. Certain of the underwriters have acted as underwriters for our existing senior notes and/or are acting as underwriters for the New Notes offering. Certain affiliates of the underwriters act as lenders and/or agents under our existing credit facilities, including our Credit Agreement. In addition, J.P. Morgan Securities LLC and Evercore Group L.L.C. and certain of their respective affiliates are acting as financial advisors to us in connection with the Acquisition and as such, may receive customary fees and expenses. The Commitment Parties in respect of the Bridge Loan Commitments are affiliates of certain of the underwriters and the underwriters and/or their affiliates will be paid customary fees in connection with the Bridge Loan Commitments and any bridge loans drawn thereunder. The Bridge Loan Commitments will be reduced by the aggregate gross proceeds of this offering and the New Notes offering. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Certain of the underwriters or their affiliates are customers of ours and engage in transactions with us or our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates have lending relationships with us. Certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares offered hereby.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of any offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives have been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Switzerland

The Company has not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus supplement as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated shares market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus supplement schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to prospective investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Legal matters

The legality of the common stock offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California. Sullivan & Worcester LLP, Boston, Massachusetts, will pass upon our qualification and taxation as a REIT. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical consolidated financial statements of Telecity Group Limited (formerly Telecity Group plc) as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015 included as Exhibit 99.2 of Equinix, Inc.’s Current Report on Form 8-K/A dated March 7, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The abbreviated financial statements of the Selected Verizon Data Center Business appearing in Equinix, Inc.’s Current Report on Form 8-K/A dated March 7, 2017 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Equinix, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. Specific amounts and terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2014

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

Unless otherwise indicated, the terms “Equinix,” the “company,” “us,” “we” and “our” refer to Equinix, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

EQUINIX, INC.

Equinix connects more than 4,500 companies directly to their customers and partners inside the world’s most networked data centers. Businesses leverage the Equinix interconnection platform in 32 strategic markets across the Americas, Europe, Middle East and Africa (EMEA) and Asia-Pacific.

Our principal executive offices are located at One Lagoon Drive, Fourth Floor, Redwood City, CA 94065 and our telephone number is (650) 598-6000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein are based upon current expectations that involve risks and uncertainties. Any statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk Factors” section, in addition to the other information set forth in this prospectus or any prospectus supplement or incorporated by reference herein or therein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein are based on information available to us as of their respective dates and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in this prospectus, our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus or any prospectus supplement or incorporated by reference herein or therein, before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Other information about us is also on our website at www.equinix.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on or accessible through the SEC’s website and the information on or accessible through our website do not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

•	Current Reports on Form 8-K filed on March 4, 2014, March 10, 2014, March 31, 2014, April 24, 2014, May 2, 2014, May 7, 2014, May 13, 2014, May 19, 2014, June 10, 2014, July 24, 2014, October 15, 2014, October 16, 2014 and October 30, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	Annual Report on Form 10-K for the year ended December 31, 2013, including portions of our Definitive Proxy Statement on Schedule 14A filed on April 28, 2014, to the extent specifically incorporated by reference into such Annual Report on Form 10-K; and

•	The description of our outstanding Common Stock contained in our Registration Statement No. 000-31293 on Form 8-A filed with the SEC on August 9, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 598-6000 or by writing to us at the following address:

Equinix, Inc.

One Lagoon Drive, Fourth Floor

Redwood City, CA 94065

Attn: Investor Relations

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges:

	Nine Months Ended	Years Ended
	September 30, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Ratio of earnings to fixed charges	1.5x	1.4x	1.6x	1.5x	1.2x	1.9x

In calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) from continuing operations before income tax expense and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that was attributed to interest, and amortization of capitalized interest. The portion of rent expense that was attributed to interest represents a reasonable approximation of the interest factor.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” above.

Authorized Capital Stock

Under our certificate of incorporation, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. At November 13, 2014, there were issued and outstanding:

•	54,931,904 shares of our common stock (not counting shares held in treasury);

•	employee restricted stock units for an aggregate of 1,396,210 shares of our common stock;

•	employee stock options to purchase an aggregate of 78,946 shares of our common stock; and

•	zero shares of our preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. All dividends are non-cumulative. In the event of the liquidation, dissolution or winding up of Equinix, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Our common stock is listed on the The Nasdaq Stock Market under the symbol “EQIX.”

Preferred Stock

Preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in our certificate of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by our board of directors.

Our board of directors has the authority, without stockholder approval, to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law, among other things, the number of shares of the series and the designation thereof, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of any redemption, redemption price or prices and liquidation preferences.

When we or the selling securityholders offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware law

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 100,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that, subject to the terms of any series of preferred stock, the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that, subject to the terms of any series of preferred stock, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that, subject to the terms of any series of preferred stock, directors may be removed only for cause and only by the affirmative vote of holders of a majority of the voting power of our then-outstanding stock;

•	eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by the DGCL;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;

•	provide that, subject to exceptions and constructive ownership rules, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, in excess of (i) 9.8% in value of the outstanding shares of all classes or series of Equinix stock or (ii) 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of Equinix stock; and

•	provide that our bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors.

Delaware Takeover Statute. We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. DGCL Section 203 restricts the ability of certain Delaware corporations, including those whose securities are listed on The Nasdaq Stock Market, from engaging under certain circumstances in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of DGCL Section 203 in our certificate of incorporation or bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock is Computershare Stockholder Services, Inc.

DESCRIPTION OF DEBT SECURITIES

Any debt securities we may issue will constitute either senior or subordinated debt of Equinix. Any debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. Any debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee, or one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities, will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Any purchase contracts we may issue may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee, will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Equinix, the trustees, the warrant agents, the unit agents or any other agent of Equinix, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934, as amended, is not appointed by us within 120 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Equinix and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	in short or long transactions;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Equinix, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If Equinix and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	“at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Equinix and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.

Equinix and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Equinix at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Equinix and/or the selling securityholders, if applicable, to indemnification by Equinix and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Equinix and its affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on The NASDAQ Stock Market, and any series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the legality of any securities offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

5,277,778 Shares

Equinix, Inc.

Common stock

Prospectus supplement

J.P. Morgan BofA Merrill Lynch Goldman, Sachs & Co. RBC Capital Markets Barclays Citigroup ING MUFG TD Securities HSBC BTIG Evercore ISI

March 8, 2017